DENNY’S CORPORATION COMPLETES ACQUISITION OF KEKE’S BREAKFAST CAFÉ

Spartanburg, S.C., July 20, 2022 – Denny’s Corporation (NASDAQ: DENN), franchisor and operator of one of America's largest franchised full-service restaurant chains, today announced the completion of its acquisition of Keke’s Breakfast Café from K2 Restaurants, Inc. together with other sellers and principals party thereto. Denny’s acquired certain assets and assumed certain liabilities of the franchise business, Keke’s Breakfast Café, along with eight restaurants owned and operated by the sellers. The purchase price of $82.5 million was settled by utilizing cash on hand as well as funds from the company’s revolving credit facility.

“We are excited to officially welcome the Keke’s Breakfast Café team and franchisees to the Denny’s family,” said Kelli Valade, Chief Executive Officer and President. “The A.M. Eatery segment is fast-growing and Keke’s is a brand with attractive unit economics and strong potential. This acquisition provides an exciting expansion opportunity through a complementary concept that serves a different guest and can enhance value for our shareholders.”

Keke's Breakfast Cafe offers handmade breakfast and lunch entrees with fresh fruits and vegetables. It will continue operating independently from Denny's with its own leadership, strategies, products, marketing, operations, and development initiatives.

About Denny’s

Denny's Corporation is the franchisor and operator of one of America's largest franchised full-service restaurant chains, based on the number of restaurants. As of March 30, 2022, Denny’s had 1,634 franchised, licensed, and company restaurants around the world including 153 restaurants in Canada, Puerto Rico, Mexico, the Philippines, New Zealand, Honduras, the United Arab Emirates, Costa Rica, Guam, Guatemala, El Salvador, Indonesia, and the United Kingdom. For further information on Denny's, including news releases, links to SEC filings, and other financial information, please visit the Denny's investor relations website at investor.dennys.com.

About Keke’s Breakfast Café

Keke’s Breakfast Café is the franchisor and operator of a full-service A.M. Eatery concept, currently comprised of 52 domestic restaurants, including 44 franchised locations, in Florida. For further information on Keke’s, please visit kekes.com.

Investor Contact: Curt Nichols
877-784-7167

Media Contact: Hadas Streit, Allison+Partners
646-428-0629